EXHIBIT 10.4.1

ASSIGNMENT AND ASSUMPTION OF

REAL ESTATE PURCHASE AND SALE CONTRACT

THIS ASSIGNMENT AND ASSUMPTION OF REAL ESTATE PURCHASE AND SALE CONTRACT (this “Assignment”) is made as of this 28th day of March, 2011 by and between CNL REAL ESTATE SERVICES CORP. d/b/a CNL COMMERCIAL REAL ESTATE, a Florida corporation, having an address at 420 South Orange Avenue, Suite 950, Orlando, Florida 32801 (“Assignor”), and MACQUARIE CNL INCOME, LP, a Delaware limited partnership, having an address at 450 South Orange Avenue, Orlando, Florida 32801 (“Assignee”).

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Assignor hereby assigns, transfers, sets over, assigns and conveys unto Assignee, and Assignee’s successors and/or assigns, all of Assignor’s rights, privileges, duties and obligations in, to and under that certain Real Estate Purchase and Sale Contract by and between Bay Investors, LLC, a Texas limited liability company, as Seller, and Assignor effectively dated March 21, 2011 (the “Purchase Contract”), together with all of Assignor’s rights, title and interest in and to the Premises described in said Purchase Contract, including, without limitation, all earnest money deposits paid pursuant thereto, and all rights, power and privileges conferred by the Purchase Contract upon Assignor, as Buyer therein, and Assignor hereby authorizes Assignee to exercise said rights, powers and privileges in as full a manner as Assignor is authorized to exercise the same.

Assignee hereby assumes all obligations of Assignor under the Purchase Contract arising from and after the date hereof and agrees to hold harmless, indemnify and defend Assignor from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Assignor and resulting from Assignee’s failure to perform such obligations.

Assignor shall indemnify and hold Assignee harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of (a) any obligation or liability of Assignor under the Purchase Contract which was to be performed or which became due during the period in which Assignor was the Buyer under the Purchase Contract, and (b) any obligation or liability of Assignor under the Purchase Contract arising after the date hereof relating to acts or omissions occurring prior to the date hereof during the period Assignor was the Purchaser under the Purchase Contract.

All capitalized terms not defined in this Assignment shall have the meanings ascribed to them in the Purchase Contract. This Assignment may be signed in counterpart copies, each of which shall be considered an original and which together shall constitute one and the same instrument. This Assignment is executed under seal as of the date first above written.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered as of the day and year first above written.

ASSIGNOR: CNL REAL ESTATE SERVICES CORP. d/b/a CNL COMMERCIAL REAL ESTATE, a Florida corporation

By:	/s/ Lance Pokorny
Name:	Lance Pokorny
Title:	Vice President

ASSIGNEE: MACQUARIE CNL INCOME, LP, a Delaware limited partnership

By:	Macquarie CNL Income GP, LLC, a Delaware limited liability company, as General Partner

	By:	Macquarie CNL Global Income Trust, Inc., a Maryland corporation, as Managing Member

		By:	/s/Robert A. Bourne
		Name:	Robert A. Bourne
		Title:	Chief Executive Officer

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